FOR IMMEDIATE RELEASE

Contacts:
Orchid BioSciences, Inc.
(609) 750-2200
Andrew P. Savadelis
Chief Financial Officer
Tracy J. Henrikson
Director, Corporate Communications

ORCHID BIOSCIENCES, INC. CLOSES $16 MILLION FINANCING

PRINCETON, N.J., Apr. 2, 2003 — Orchid BioSciences, Inc. (Nasdaq: ORCH), the leader in profiling genetic uniqueness, today announced that it has completed a $16 million private financing with BayStar Capital, SDS Capital Partners and other institutional investors.

The financing is a significant step in the company’s successful implementation of a number of important strategic and financial actions over the past several months. Orchid plans to use the proceeds from the transaction to support growth in the ongoing operations of its genoprofiling forensic, paternity and public health testing service businesses, for general corporate purposes and to support the company’s goal of achieving profitability in the fourth quarter of 2003.

Orchid sold 1,600 shares of newly issued convertible preferred stock, with each preferred share convertible into approximately 22,222 shares of its common stock. Each preferred share in the proposed offering has a purchase price of $10,000 and includes a warrant to purchase approximately 6,667 shares of Orchid’s common stock. The preferred shares in the proposed offering are convertible into common stock at a per share conversion price of $0.45 and the warrants will be exercisable at $0.45 per share. Orchid also issued 75 shares of convertible preferred stock, along with the associated warrants, as a fee to the placement agent in the transaction.

Pursuant to NASD Marketplace Rule 4350(i)(2), Orchid requested and received from Nasdaq an exception to Nasdaq’s shareholder approval requirements in connection with the private financing.

The securities issued in the financing, as well as the common stock into which the preferred shares will be convertible and for which the warrants will be exercisable, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. Orchid does, however, intend to file a registration statement covering the resale of the shares of common stock issuable upon conversion of the preferred shares and the exercise of the warrants within 60 days of the closing of the financing.

About Orchid BioSciences

Orchid BioSciences is the leading provider of services and products for profiling genetic uniqueness. Orchid’s interlocking strategic business units address distinctive markets that together represent a unique balance of established, predictable growth, such as forensic and paternity DNA testing, and large upside potential, like pharmacogenetics-based personalized healthcare. All leverage Orchid’s network of accredited genotyping laboratories, its leading technologies and its expertise in genetic analysis. Orchid provides identity genomics testing for forensics and paternity through Orchid Cellmark and Orchid GeneScreen, and also provides public health genotyping services. Orchid GeneShield is developing pharmacogenetics-based programs designed to accelerate the adoption of personalized healthcare. More information on Orchid can be found at www.orchid.com.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.

All statements in this press release that are not historical are forward–looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding: Orchid’s anticipated use of the proceeds from the transaction. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the ability of the potential investors to back out of the financing prior to the closing. These risks and other additional factors affecting Orchid’s business are discussed in the “Forward–Looking Statements” section of Orchid’s Form 10–Q for the quarterly period ended September 30, 2002 and the “Overview” and “Risk Factors” sections of Orchid’s Annual Report on Form 10–K for the year ended December 31, 2001, filed with the Securities and Exchange Commission. Orchi d expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward–looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

###